UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GENTIVA HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15669	36-4335801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3350 Riverwood Parkway, Suite 1400, Atlanta Georgia	30339-3314
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.

Description of Registrant’s Securities to be Registered.

Gentiva Health Services, Inc. (the “Company”) has entered into an amendment (the “Amendment”) to the Company’s existing Rights Agreement, dated as of May 22, 2014, to provide that the Final Expiration Date will be the earlier of (i) immediately prior to the effective time of the merger contemplated by the Agreement and Plan of Merger, dated as of October 9, 2014, among Kindred Healthcare, Inc. (“Kindred”), Kindred Healthcare Development 2, Inc., and the Company (the “Merger Agreement”), and (ii) May 20, 2015.

Each of Exhibit 2.1 (the Merger Agreement) and Exhibit 4.1 (the Amendment) is incorporated by reference to the Company’s Current Report on Form 8-K filed on October 14, 2014. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

Item 2.

Exhibits.

Exhibit No.	Description

1	Certificate of Designations of Series B Junior Participating Preferred Stock of Gentiva Health Services, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated May 23, 2014 of Gentiva Health Services, Inc.).

2	Rights Agreement, dated as of May 22, 2014, between Gentiva Health Services, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated May 23, 2014 of Gentiva Health Services, Inc.).

3	Agreement and Plan of Merger dated as of October 9, 2014, among Kindred Healthcare, Inc. (“Kindred”), Kindred Healthcare Development 2, Inc., and Gentiva Health Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 14, 2014).

4	Amendment to Rights Agreement, dated as of October 9, 2014, between Gentiva Health Services, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2014	GENTIVA HEALTH SERVICES, INC.

	By:	/s/ John N. Camperlengo
John N. Camperlengo
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

1	Certificate of Designations of Series B Junior Participating Preferred Stock of Gentiva Health Services, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated May 23, 2014 of Gentiva Health Services, Inc.).	E

2	Rights Agreement, dated as of May 22, 2014, between Gentiva Health Services, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated May 23, 2014 of Gentiva Health Services, Inc.).	E

3	Agreement and Plan of Merger dated as of October 9, 2014, among Kindred Healthcare, Inc. (“Kindred”), Kindred Healthcare Development 2, Inc., and Gentiva Health Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 14, 2014).	E

4	Amendment to Rights Agreement, dated as of October 9, 2014, between Gentiva Health Services, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2014).	E